Exhibit 10.4

PROPERTY PURCHASE AGREEMENT

I.	THE PARTIES. This Property Purchase Agreement (“Agreement”) made on May 26, 2022, (“Effective Date”) between:

Buyer: LAMY, with a mailing address of 201 Allen St., № 10104 New York, NY 10002 (“Buyer”), who agrees to buy, and:

Seller: Smarty Pants, LLC with a mailing address of 3756 S St Andrews Place, Los Angeles, CA 90018 (“Seller”), who agrees to sell and intangible property and intellectual rights as described in Sections II & III.

Buyer and Seller are each referred to herein as a “Party” and, collectively, as the "Parties."

II.	LEGAL DESCRIPTION. The intangible property is:

III.	INTELLECTUAL PROPERTY. In addition to the intangible property described in Section II, the Seller shall include the following intellectual property:

1.	TwoPlus1® Business Plan

2.	Legal Rights to TwoPlus1® Educational Video Game -- with unique content: - user interface - original art; design; images - original animation - original audio - symbols; avatar names

3.	TwoPlus1® trade mark – logotype and branding registration No. UK00003736471

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4.	CNIPA trademark solicitation -- China National Intellectual Property Administration

The described intangible property in Section II and intellectual property in Section III shall be collectively known as the “Property.”

IV.	PURCHASE PRICE. After acceptance by all Parties, the Buyer agrees to make a payment in the amount of $29,000 as consideration by 26 May, 2024, at 12 PM (“Purchase Price”). The Purchase Price is not required to be placed in a separate trust or escrow account in accordance with Governing Law.

V.	PURCHASE PRICE & TERMS. The Buyer agrees to purchase the Property by payment of Twenty-Nine Thousand US Dollars ($29,000) through a:

Two Year Loan:

a.) Loan Amount: $29,000

b.) Down Payment: $ Nil

c.) Interest Rate 10% (APR)

d.) Term: 24 Months

VI.	ABILITY TO PAY. Buyer’s performance under this Agreement:

Shall not be contingent upon the Buyer’s revenue and profit upon the maturity date.

VII.	CLOSING COSTS. The costs attributed to the Closing of the Property shall be the responsibility of Buyer including any costs that is in standard procedure with conducting the sale of a property.

VIII.	CLOSING DATE. This transaction shall close on May 26, 2022 at 12 PM or earlier at the office of a title company to be agreed upon by the Parties (“Closing”). Any extension of the Closing must be agreed upon, in writing, by Buyer and Seller. Real estate taxes, rents, dues, fees, and expenses relating to the Property for the year in which the sale is closed shall be prorated as of the Closing. Taxes due for prior years shall be paid by Seller.

IX.	PROPERTY CONDITION. Seller agrees to maintain the Property in its current condition, subject to ordinary wear and tear, from the time this Agreement comes into effect until the Closing.

X.	SELLER’S INDEMNIFICATION. Except as otherwise stated in this Agreement, after recording, the Buyer shall accept the Property AS IS, WHERE IS, with all defects, latent or otherwise. The Seller shall not be bound to any representation or warranty of any kind relating in any way to the Property or its condition, quality or quantity, except as specifically set forth in this Agreement or any property disclosure, which contains representations of the Seller only, and which is based upon the best of the Seller’s personal knowledge.

XI.	TERMINATION. In the event this Agreement is terminated, as provided in this Agreement, absent of default, any Purchase Price shall be returned to the Buyer, in-full, within 10 business days with all parties being relieved of their obligations as set forth herein.

XII.	TIME. Time is of the essence. All understandings between the Parties are incorporated in this Agreement. Its terms are intended by the Parties as a final, complete and exclusive expression of their Agreement with respect to its subject matter and they may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement.

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XIII.	BUYER’S DEFAULT. Seller’s remedies shall be limited to liquidated damages in the amount of the Purchase Price with the interest set forth in Section IV. It is agreed that such payments and things of value are liquidated damages and are Seller’s sole and only remedy for Buyer’s failure to perform the obligations of this Agreement. The Parties agree that Seller’s actual damages in the event of Buyer’s default would be difficult to measure, and the amount of the liquidated damages herein provided for is a reasonable estimate of such damages.

XIV.	PURCHASE PRICE DISPUTE. Notwithstanding any termination of this Agreement, the Parties agree that in the event of any controversy regarding the release of the Purchase Price that the matter shall be submitted to mediation as provided in Section XXIII.

XV.	DISPUTE RESOLUTION. Buyer and Seller agree to mediate any dispute or claim arising out of this Agreement, or in any resulting transaction, before resorting to arbitration or court action.

a.)	Mediation. If a dispute arises, between or among the Parties, and it is not resolved prior to or after recording, the Parties shall first proceed in good faith to submit the matter to mediation. Costs related to mediation shall be mutually shared between or among the Parties. Unless otherwise agreed in mediation, the Parties retain their rights to proceed to arbitration or litigation.

b.)	Arbitration. The Parties agree that any dispute or claim in law or equity arising between them out of this Agreement or any resulting transaction, which is not settled through mediation, shall be decided by neutral, binding arbitration. The arbitrator is required to be a retired judge or justice, or an attorney with at least five (5) years of residential real estate law experience unless the Parties mutually agree to a different arbitrator. Under arbitration, the Parties shall have the right to discovery in accordance with Governing Law. Judgment upon the award of the arbitrator(s) may be entered into any court having jurisdiction.

Enforcement of this Agreement to arbitrate shall be governed by the Federal Arbitration Act.

c.)	Exclusions. The following matters shall be excluded from the mediation and arbitration: (i) a judicial or non-judicial foreclosure or other action or proceeding to enforce a deed, mortgage or installment land sale contract as defined in accordance with Governing Law; (ii) an unlawful detainer action, forcible entry detainer, eviction action, or equivalent; (iii) the filing or enforcement of a mechanic’s lien; and (iv) any matter that is within the jurisdiction of a probate, small claims or bankruptcy court. The filing of a court action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction, or other provisional remedies, shall not constitute a waiver or violation of the mediation and arbitration provisions of this Section.

XVI.	GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws in the state of California (“Governing Law”).

XVII.	TERMS AND CONDITIONS OF OFFER. This is an offer to purchase the Property in accordance with the above stated terms and conditions of this Agreement. If at least one, but not all, of the Parties initial such pages, a counteroffer is required until an agreement is reached. Seller has the right to continue to offer the Property for sale and to accept any other offer at any time prior to notification of acceptance.

XVIII.	BINDING EFFECT. This Agreement shall be for the benefit of, and be binding upon, the Parties, their heirs, successors, legal representatives, and assigns, which therefore, constitutes the entire agreement between the Parties. No modification of this Agreement shall be binding unless signed by both Buyer and Seller.

XIX.	SEVERABILITY. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

XX.	OFFER EXPIRATION. This offer to purchase the Property as outlined in this Agreement shall be deemed revoked unless this Agreement is signed by Seller and Buyer and a copy of this Agreement is personally given to the Buyer and Seller by May 26, 2022 at 12 PM.

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XXI.	ACCEPTANCE. Seller warrants that Seller is the owner of the Property or has the authority to execute this Agreement. Therefore, by the Seller’s authorization below, he accepts the above offer and agrees to sell the Property on the above terms and conditions and agrees to the agency relationships in accordance with any agreement(s) made with licensed real estate agent(s). Seller has read and acknowledges receipt of a copy of this Agreement and authorizes any third party agent(s) to deliver a signed copy to the Buyer.

XXII.	DISCLOSURES. It is acknowledged by the Parties that: The following addendums or disclosures are attached to this Agreement:

- Note Payable

XXIII.	ADDITIONAL TERMS AND CONDITIONS. None

XXIV.	ENTIRE AGREEMENT. This Agreement together with any attached addendums or disclosures shall supersede any and all other prior understandings and agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and shall constitute the sole and only agreements between the Parties with respect to the said Property. All prior negotiations and agreements between the Parties with respect to the Property hereof are merged into this Agreement. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

XXV.	EXECUTION.

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PROMISSORY NOTE

(this "Note")

Borrower:	LAMY of 201 Allen St., № 10104 NY, New York 10002
(the "Borrower")

Lender:	Smarty Pants, LLC. of 3756 S St. Andrews Place, Los Angeles, California 90018
(the "Lender")

Principal Amount:	$ 29,000 USD

XXVI.	FOR VALUE RECEIVED. The Borrower promises to pay to the Lender at such address as may be provided in writing to the Lender, the principal sum of $29,000 USD, at 10% (APR), beginning on 26 May 2022.

XXVII.	This Note will be repaid in full with the interest on 26 May 2024.

XXVIII.	At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to the Lender without further bonus or penalty.

XXIX.	The Borrower shall be liable for all costs, expenses and expenditures incurred including, without limitation, the complete legal costs of the Lender incurred by enforcing this Note as a result of any default by the Borrower and such costs will be added to the principal then outstanding and shall be due and payable by the Borrower to the Lender immediately upon demand of the Lender.

XXX.	If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

XXXI.	This Note will be construed in accordance with and governed by the laws of the State of California.

XXXII.	This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

IN WITNESS WHEREOF the parties have duly affixed their signatures under seal on this 26 day of May, 2022.

SIGNED, SEALED AND DELIVERED       before me:

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